EXHIBIT 10.1

[First Horizon logo graphic]

November 14, 2008

William C. (BJ) Losch, III

10813 Congressional Club Drive

Charlotte, North Carolina 28277

Dear BJ:

We are pleased to offer you the position of EVP – Chief Financial Officer (subject to approval by the Board of Directors) of First Horizon National Corporation (“FHN”). Your previous experience and professional goals indicate that you have the potential to be a high-performing employee. We look forward to having you join our team!

Here are the details of this offer:

Title:	EVP, Chief Financial Officer
Salary:	$400,000
Start Date:	TBD

You will also be able to participate in our corporate benefits package that we call Total Compensation. Your Total Compensation includes a variety of resources to help you in Managing Your Family, Money, Health and Career. Health and Dental coverage, Flexible Spending Accounts, the FHN 401(k) Savings Plan with company-matching after one year of service, and Group Life Insurance are just some of the benefits included. You will hear more about our benefits and resources during your first week with FHN.

This offer of employment includes the following:

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Cash signing bonus. You will be paid $350,000 (less applicable taxes) within 30 days of your start date. By accepting the signing bonus, you agree that if you voluntarily terminate your employment within 12 months of your hire date you will reimburse our organization the signing bonus in full upon termination. Also, by accepting the signing bonus, you agree that if you voluntarily terminate your employment at any time from the first day of the 13th month up through the last day of the 24[h] month after your hire date you will reimburse our organization 50% of your signing bonus upon termination.

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Relocation benefit. You will be assigned a relocation counselor who will assist you with your move and provide you with details about your relocation package. The company agrees to purchase your current home under this program if it is not sold within a reasonable amount of time.

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Change in Control. You will be eligible to receive a change in control severance benefit. Initially, you will be offered an agreement which provides that if you are involuntarily terminated within 36 months following a change in control of First Horizon National Corporation, you would receive a severance payment of three times salary and bonus, subject to the cap on overall severance benefits imposed as a result of the company’s participation in the Troubled Asset Relief Program (TARP). Details of the arrangement will be included in the agreement. The agreement does not include an excise tax gross-up feature.

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TARP Agreement. The company is a TARP participant. As a condition to this offer of employment, before your start date you will be required to sign our standard agreement which, among other things, limits severance compensation and provides for company clawback rights under certain circumstances, all in conformity with the requirements of the TARP.

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Management Incentive Plan (MIP) bonus. Subject to the company reaching satisfactory profitability goals and your achievement of assigned performance goals, you are eligible for a bonus commensurate with your position under our executive annual bonus plan. Currently, that bonus is targeted at 75% of your annual base salary. Any employee receiving a bonus must be employed with the company at the time bonuses are paid. Historically, bonuses have been paid in late February or early March. You will be eligible for your first bonus for calendar year 2009, which is expected to be payable 1st quarter 2010.

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Equity Program. You will be eligible to participate in our management equity program. Your first annual grant will be in the 2009 grant cycle (historically in the first four months of the year) and your annual target in the 2009 cycle will be 125% of salary.

•	Deferred Compensation Plan. You will be eligible to participate in our deferred compensation plan.

•	Survivor Benefits. You will be eligible to receive survivor benefits. Currently, the executive survivors benefit is 250% of salary while active and 200% of salary following qualified retirement.

•	Executive Supplemental Long-term Disability. You will be eligible to receive disability benefits. Currently, the executive program provides $5,000 per month supplemental disability benefit.

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Executive Financial Counseling. You will be eligible to receive an executive financial counseling benefit. Currently, the program provides annual reimbursement up to $5,000 for financial counseling and tax preparation services. The allowable reimbursement is $7,500 in the first year if you engage a new financial counseling firm.

Your employment is "at will," which means either you or the company can terminate it at any time, with or without cause. This letter does not create any contract of employment for any specific length of time. The company reserves the right to change compensation & benefits plans and programs from time to time. Also, this offer is contingent upon the confirmation and successful completion (negative test results) of a drug screen test, application, reference check, criminal background verification, fee reimbursement agreement, satisfactory related party transaction disclosure, and receipt of a copy of all college-level or higher diplomas that you have earned.

We hope that you find the details in this offer letter to be acceptable. To confirm your acceptance of this offer, please fax me a signed & dated copy of this offer letter to 901-523-5646.

If you have any questions, please contact me at (901) 523-5192.

Sincerely,

/s/ John Daniel

John Daniel

Executive Vice President, Human Resources

Cc:Employee Services File

Payroll

Acknowledged

/s/ William C. Losch, III	11/18/08

Candidate’s Signature	Date

Please return signed and dated letter to:

John Daniel

901-523-5646 (fax)

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